Exhibit 15

October 22, 2024

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 22, 2024 with respect to the consolidated financial statements of Integrated Media Technology Limited and subsidiaries as of December 31, 2023, 2022 and 2021 and for the year ended December 31, 2023, 2022 and 2021, included in the Annual Report on Form 20-F for the year ended December 31, 2023, 2022 and 2021 which is incorporated by reference in this Registration Statement.

We consent to the incorporation by reference of the mentioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts”.

/s/ Audit Alliance LLP
Audit Alliance LLP